UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 28, 2016

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35164	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Olive Way, Suite 400 Seattle, Washington 98101
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016 Onvia, Inc. (the “Company”) and Hank Riner, the Company’s current President and Chief Executive Officer (“Riner”) entered into a Transition and Release Agreement (the “Transition Agreement”). The Transition Agreement sets forth the terms pursuant to which Riner will retire from the Company.

Under the terms of the Transition Agreement, Riner will transition into planned retirement and a 12-month consulting relationship with the Company effective no later than June 30, 2017 or such earlier date that Onvia selects and announces a new Chief Executive Officer (“CEO”) (the “Transition Date”). Riner will continue to serve as the Company’s President and CEO on a full-time basis through the Transition Date and, unless terminated for cause, will continue to (i) receive his full annual base salary through June 30, 2017; (ii) be a participant in Company’s employee benefit plans through the Transition Date; (iii) be eligible to exercise any vested options on a cashless basis until September 30, 2017; and (iv) participate in the Company’s 2016 management incentive plan pursuant to which Riner is eligible to earn up to 50% of base salary if Company’s 2016 corporate bookings and EBITDA objectives are achieved. Additionally, Riner will receive compensation for any unused paid time off up to a maximum of 150 hours.

In exchange for Company’s entry into the Transition Agreement and the consideration noted in the preceding paragraph, Riner will make himself available as a consultant to the Company’s Board of Directors and the Onvia executive team as requested from time to time by the Board of Directors or the Company’s new CEO for a period of 12 months after the Transition Date.

In addition to the compensation and benefits noted above, and in exchange for Riner’s entry into the Transition Agreement, his covenants and promises described therein, and his entry into an additional Release of Claims Agreement on his last of date of employment with the Company, the Company has agreed to pay Riner a lump sum cash payment of $362,000 on July 8, 2017.

Under the terms of the Transition Agreement, Riner is subject to non-compete and non-solicitation obligations for a period of 24 months following his last day of employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.
March 29, 2016	By:	/s/ Henry G. Riner
Henry G. Riner Chief Executive Officer & President

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